As filed with the U.S. Securities and Exchange Commission on September 8, 2016

Registration No. 333-198563

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective

Amendment No. 2

to

Form S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Corbus Pharmaceuticals Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	2834	46-4348039
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

100 River Ridge Drive

Norwood, MA 02062

Telephone: 617-963-0100

(Address, including zip code, and telephone number,

including area code, of principal executive offices)

Yuval Cohen

Chief Executive Officer

Corbus Pharmaceuticals Holdings, Inc.

100 River Ridge Drive

Norwood, MA 02062

Telephone:

(Address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Michael J. Lerner, Esq.

Steven M. Skolnick, Esq.

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Telephone: (212) 262-6700

Approximate date of proposed sale to public: As soon as practicable on or after the effective date of this registration statement If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and smaller reporting company’ in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]

Non-accelerated filer [ ]	Smaller reporting company [X]

(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

On September 3, 2014, Corbus Pharmaceuticals Holdings, Inc., a Delaware corporation (the “Company”), filed a registration statement with the Securities and Exchange Commission (the “SEC”) on Form S-1 (Registration No. 333-198563) (the “Registration Statement”), which was amended by Pre-Effective Amendment No. 1 to Form S-1 filed with the SEC on September 30, 2014 and Pre-Effective Amendment No. 2 to Form S-1 filed with the SEC on October 2, 2014, for the purpose of registering for resale 20,206,636 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), by certain of the Company’s selling stockholders (the “Selling Stockholders”). The Registration Statement was declared effective by the SEC on October 3, 2014, and was amended by Post-Effective Amendment No. 1, filed on March 31, 2015 and declared effective on April 6, 2015. This Post-Effective Amendment No. 2 to Form S-1 is being filed to deregister, as of the effective date of this Post-Effective Amendment No. 2, any shares of Common Stock under the Registration Statement that have not been sold pursuant to the Registration Statement and to terminate the effectiveness of the Registration Statement. In connection with a private offering of Company securities by the Company pursuant to Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with each of the Selling Stockholders, which required the Company to maintain the effectiveness of the Registration Statement for a period of one year or for such shorter period ending on the earlier to occur of (i) the date as of which all of the Selling Stockholders may sell all of the shares of Common Stock registered for resale on the Registration Statement without restriction pursuant to Rule 144 (or any successor rule thereto) promulgated under the Securities Act or (ii) the date when all of the shares of Common Stock registered on the Registration Statement shall have been sold. Accordingly, the Company is no longer required to maintain the effectiveness of the Registration Statement by the Registration Rights Agreement.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

24.1	Power of Attorney (included on the signature page of this Registration Statement)

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwood, Commonwealth of Massachusetts on September 8, 2016.

CORBUS PHARMACEUTICALS HOLDINGS, INC.

By:	/s/ Yuval Cohen
Name:	Yuval Cohen
Title:	Chief Executive Officer

By:	/s/ Sean Moran
Name:	Sean Moran
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ Yuval Cohen	Chief Executive Officer and Director
Yuval Cohen	(Principal Executive Officer)	September 8, 2016

/s/ Sean Moran	Chief Financial Officer
Sean Moran	(Principal Financial and Accounting Officer)	September 8, 2016

/s/ *
Alan Holmer	Director	September 8, 2016

/s/ *
David Hochman	Director	September 8, 2016

/s/ *
Renu Gupta	Director	September 8, 2016

/s/ *
Avery W. Catlin	Director	September 8, 2016

* By:	/s/ Yuval Cohen	September 8, 2016
Yuval Cohen
Attorney-in-fact